Exhibit 10.24
March 10, 2009

Brian Stiver
471 San Gabriel Court
Sierra Madre, CA 91024

Dear Brian,

We are pleased to extend an offer of employment for the position of Vice President Sales, Infusion and Specialty with BioScrip, Inc. (together with its subsidiaries, the “Company”), reporting to the Executive Vice President of Infusion and AIC. We would like your employment to begin on Wednesday, March 11, 2009. Subject to the terms and conditions of this letter, you acknowledge and understand that you are an employee at will. This offer is contingent upon the satisfactory completion of background checks.

This offer includes an annual base salary of $190,000, payable on a bi-weekly basis, subject to applicable taxes and other withholdings. Your salary would be paid to you via automatic deposit to your bank account. You would initially be entitled to four weeks (20 business days) of vacation per year during your first year of employment. As an employee, your vacation will be earned according to the customary policies of the Company. We have increased the base salary offer in the amount of $10,000 to add additional compensation for Auto Allowance.
During the term of your employment, you shall be permitted, if and to the extent eligible, to participate in all employee benefits plans, policies and practices now or hereafter maintained by or on behalf of the Company, commensurate with your position and level of individual contribution, at the Company’s and the Board of Director’s discretion. As a point of clarification, you would be eligible for medical coverage under our benefits programs on the first of the month following your hire date.

Additionally, you would be eligible to participate in BioScrip’s Management Incentive Bonus Program as long as you remain continuously employed with BioScrip through the last date of the fiscal year on which a bonus is based. You would be eligible for a bonus of up to 30% of your base salary with the pool determined by the Company and the Board of Directors and subject to corporate, departmental and individual objectives being met.

Subject to the approval of the Board of Directors, you would be granted shares of standard stock options and shares of restricted stock commensurate with your position in the company. Stock options currently vest at the rate of one-third (1/3) per year over three (3) years in equal installments. Restricted stock vests based on time and market measurements, but are subject to change from time to time with regard to future grants.

For purposes of federal immigration law, you would be required to provide, as required by rules and regulations of the U.S. Department of Justice, Immigration and Naturalization Service,

documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your commencement date, or our employment relationship with you may be terminated.

As a condition to your employment, you would be obligated to enter into a restrictive covenant agreement (attached), covering, among other things, non-competition provisions, non-solicitation provisions, and the protection of the Company’s trade secrets. In the event of an involuntary termination of your employment you will be paid your base salary as in effect on the date of your termination and be reimbursed for the cost of your health benefits continuation for a period of six (6) months following the date of your termination (the “Severance Period”) provided that you execute the Company’s standard Waiver and Release Agreement. If during the Severance Period you accept new employment, any remaining severance payments will be reduced to an amount equal to the difference between your base salary on the date of termination and your new base salary or if your new base salary is the same or greater than your new salary on the date of termination no further payments will be made. In addition, if your new employer offers health insurance reimbursement for health benefits will cease.

For clarification and the protection of both you and the Company, your acceptance of this offer represents the sole agreement between you and the Company. No prior promises, representations, and/or understandings relating to the offer of employment as set forth in this letter are to be considered part of this letter. This offer supersedes all prior offers, both verbal and written.

Please call me to discuss any questions or comments that you may have regarding these terms. Please return your paperwork by mail or fax to:

Beckey Skouge
Director of Human Resources
BioScrip
10050 Crosstown Circle
Eden Prairie, MN 55344

Direct:    952-979-3633
Fax:    952-352-6606
We are very pleased at the prospect of you joining our team!
Sincerely,

Rebecca Skouge, SPHR
Director of Human Resources
I accept the offer of employment as stated.

/s/ Brian Stiver    3-11-09
Brian Stiver Date Signed

3-11-09
Start Date

RESTRICTIVE COVENANTS AGREEMENT

1.    Background. BioScrip, Inc. (BioScrip or the “Company”) desires to employ (or continue to employ) you and you desire to be employed (or continue to be employed) by the Company. As a condition to such employment (or continued employment) the Company requires protection of its business interests as set forth in this Restrictive Covenants Agreement (referred to herein as the “RC Agreement”).

2.    Consideration. Your acceptance of the terms of this RC Agreement is a condition of your initial or continued employment with the Company. In reliance upon this RC Agreement and your employment with the Company, the Company will provide you with one or more of the following: (i) portions of the Company’s Confidential Information (through computer password or other means); (ii) authorization to contact and deal with customers and prospective customers for the development of goodwill on behalf of the Company; or, (iii) specialized training provided by or through the Company related to the Company’s Business (as defined in paragraph 4 below).

3.    Covenant Against Competition; Other Covenants. You acknowledge that (i) the principal business of Company is the provision of comprehensive pharmaceutical care solutions, including specialty pharmaceutical programs and mail order pharmacy services, pharmacy benefit management services, claims processing, purchasing of pharmaceutical products on behalf of pharmacy networks and long term care facilities and the operation of retail pharmacies; the foregoing business of the Company, and any and all other businesses that after the date hereof, and from time to time during the term of your employment with the Company, become material with respect to the Company’s then-overall business, are collectively referred to as the “Business”; (ii) the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing, the Business; (iii) the Business is national in scope; (iv) your work for the Company will give you access to the Company’s Confidential Information; (v) the covenants contained in this RC Agreement (collectively, the “Restrictive Covenants”) are essential to the Business as well as to the goodwill of the Company; and (vi) the Company would not have offered you employment or continued employment but for your agreement to accept and be bound by the Restrictive Covenants set forth herein. Accordingly, subject to any state specific limitations or exclusion contained herein, you covenant and agree that:

(a)    Restriction on Competition. For a period of one year from the termination of your employment with the Company (by you or the Company), you shall not participate in, supervise, or manage (as an employee, consultant, agent, owner, manager, operator, partner, or in any comparable capacity) any “Competing Activities” in your “Territory.” “Competing Activities” means any activities that are the same as or similar in function or purpose to those you performed
____________________________________________
1 For purposes of this Agreement, the term BioScrip or the Company includes its parent(s), subsidiaries, affiliates, successors, and assigns. An "affiliate" of, or a company or person "affiliated" with, the Company is a person or company that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Company. Notwithstanding the foregoing, wherever an obligation of the Company to you is described or provided for in this RC Agreement it shall only apply to the Company entity employing you and shall create no obligation on behalf of any Company entity that is not your employer or supervised performance of on behalf of the Company in the two year period preceding your termination if such activities are being undertaken for the benefit of a business (meaning a person, company, or independently operated division or unit of a company) that provides a product or service that would displace one or more of the Company’s business opportunities in the line or lines of the Business in which you participated during the two year period preceding the termination of your employment. Notwithstanding the foregoing, nothing herein shall be construed to prohibit ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation. Your relevant “Territory” is described in Exhibit A. The relevant “Line(s) of the Business” you are expected to participate in are described in Exhibit A.

(b)    Restriction on Customer and Employee Solicitation. For a period of two years following the termination of your employment (by you or the Company), you shall not, without the Company’s prior written consent, directly or indirectly, in person or through assisting others:

(i) for a period of two (2) years, solicit, knowingly induce or encourage any employee or independent contractor to leave the employment or other service of the Company, or hire (on your behalf or on behalf of any other person or entity) any employee or independent contractor who has left the employment or other service of the Company within one year of the termination of such employee’s or independent contractor’s employment or other service with the Company, or

(ii) for a period of one (I) year, solicit, contact, or engage in business related communications with (regardless of who initiates the communication), any customer, client, or referral source of the Company with whom you dealt in the two year period preceding the termination of your employment (a “Covered Customer”) for the purpose of inducing or helping the Covered Customer to cease or reducing doing business for the Company or for the purpose of diverting business opportunities away from the Company, or (iii) provide services to a Covered Customer that would displace or reduce the business opportunities of the Company with the Covered Customer.

4.    Confidential Information. During and after the term of your employment, you shall keep secret and retain in strictest confidence, and shall not use for your benefit or the benefit of others, except in connection with the Business and the affairs of the Company, all confidential and proprietary matters relating to the Company and the Business learned by you heretofore or hereafter directly or indirectly from the Company (the “Confidential Information”), including, without limitation, information or compilations of information with respect to (i) the strategic plans, budgets, forecasts, intended expansions of product, service, or geographic markets of the Company, (ii) sales figures, contracts, agreements, and undertakings with or with respect to customers, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists, and shall not disclose such Confidential Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of you or is received from a third party not under an obligation to keep such information confidential and without breach of this RC Agreement. A compilation or list of information maintained in confidence by the Company (like a customer list) will be considered Confidential Information irrespective of whether it may contain some items of information that would otherwise be publicly available because such a compilation has special value and utility in its compiled form. Notwithstanding the foregoing, the non-disclosure obligations of this RC Agreement will not apply to the extent that you are acting to the extent necessary to comply with legal process; provided that in the event that you are subpoenaed to testify or to produce any information or documents before any court, administrative agency or other tribunal relating to any aspect pertaining to the Company, you shall immediately notify the Company thereof.

All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by you or made available to you concerning the Company and its Business shall be the Company’s property and shall be delivered to the Company at any time on request.

5.    Employment Status and Loyalty. You acknowledge that except as may be set forth in a written agreement between you and the Company, your employment with the Company is “at will” meaning that both parties (you and the Company) retain the right to terminate the employment relationship at any time. Nothing in this RC Agreement shall be construed to the contrary. During your employment you will abide by all of the restrictions placed upon you in this RC Agreement, will avoid conflicts of interest, and will not engage in any form of competition with the Company. You understand and agree that even though you may have additional employment that does not violate the provisions of this RC Agreement, if your position with another employer impedes or otherwise adversely affects your job performance with the Company, you may be terminated for performance reasons. By way of example, if you moonlight or work elsewhere during the evenings and you are too tired during the day to perform your duties and responsibilities for the Company, you may be terminated.

6.    Rights and Remedies upon Breach of Restrictive Covenants.
You acknowledge and agree that any breach by you of any of the Restrictive Covenants would result in irreparable injury and damage to the Company for which money damages would not provide an adequate remedy. Therefore, if you breach any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages).

(a)    The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such Restrictive Covenants; provided, however, that where a bond is required by law for an injunction to issue, the agreed upon bond shall be $1,000.

(b)    The right and remedy to require you to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by you as the result of any transactions constituting a breach of the Restrictive Covenants, and you shall account for and pay over such Benefits to the Company. This remedy shall be in addition to, and not in lieu of, injunctive relief to prevent further harm and does not represent a complete or satisfactory remedy standing alone.

You agree that in any action seeking specific performance or other equitable relief, you will not assert or contend that any of the provisions of these Restrictive Covenants are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by you, whether predicated on the RC Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

7.    Severability and Choice of Law.
If any of the Restrictive Covenants in this Agreement are found unenforceable as written, the Court shall reform the unenforceable restriction(s) so as to make same fully enforceable to the maximum extent of the law within the state or other geographic jurisdiction of the Court; and, the Agreement shall otherwise be enforced in accordance with its terms outside said state or jurisdiction. The law of the State of Delaware shall control the interpretation, application, and enforcement of this Agreement without regard or respect for any choice of law principles to the contrary of Delaware or of the state where you may reside at the time of enforcement.

Effective as of February 2, 2009.
Agreed:
BioScrip, Inc.
By:    /s/ Rebecca Skouge
Name: Rebecca Skouge
Title: Director of Human Resources

Date: March 10, 2009

Employee

/s/ Brian Stiver
Signature

Brian Stiver
Printed Name

3-16-09
Date

Exhibit A
1.    State Specific Limitations.

The following shall apply to you only if you reside in one of the states described below:

(a)    California. While you are a resident in and subject to the laws of California, (1) the restrictions in Section 3(a) (“Restriction on Competition”) will not apply to you, and (2) the restrictions in Section 3(b) (“Restriction on Customer and Employee Solicitation”) of the RC Agreement will be modified to provide that during the proscribed two year period following termination of employment you will not (i) solicit, knowingly induce or encourage any employee or independent contractor to leave the employment or other service of the Company, or (ii) use Confidential Information to solicit, contact, or engage in business related communications with (regardless of who initiates the communication), any customer, client, or referral source of the Company with whom you dealt in the two year period preceding the termination of your employment (a “Covered Customer”) for the purpose of inducing or helping the Covered Customer to cease or reducing doing business for the Company or for the purpose of diverting business opportunities away from the Company.

(b)    Georgia or Wisconsin. While you are a resident in and subject to the laws of Georgia or Wisconsin, (1) the restrictions against use of disclosure of Confidential Information contained in Section 4, shall apply to information that does not qualify as a trade secret for a period of three years following the termination of your employment, and shall apply to information that does qualify as a trade secret for as long as said information continues to qualify as a trade secret under applicable law, and (2) the restrictions in Section 3(a) of the RC Agreement will not apply to you.

2.    Your Territory.
Your assigned Territory is: each state within the United States where Employee helps the Company do business, which at this time is understood to include all states located within the Continental United States.

3.    Relevant Line(s) of Business.
The Line(s) of the Business applicable to you are: Specialty Pharmacy (including retail and mail) and Infusion Services, it being understood that the nature of Employee’s position is one that involves substantial involvement in all of the Company’s Lines of Business. It is understood that your decision to remain employed with the Company after notification of assignment to a new or additional Territory or the inclusion of a new Line of Business within the scope of your duties, shall be deemed an acceptance of the amendment of this RC Agreement to add the additional geography of such new territory to the Territory covered by this RC Agreement, and/or the addition of such new Line of Business to the Line(s) of Business covered by this RC Agreement as it relates to you.

Understood and agreed:

/s/ Brian Stiver
Signature

Brian Stiver
Printed Name

3-16-09
Date

March 10, 2009

Mr. Brian Stiver
471 San Gabriel Court
Sierra Madre, CA 91024
Re:    Severance Agreement
Dear Brian:
This will confirm our agreement that, following the commencement date of your employment with BioScrip, Inc. (the Company”), if you are terminated by the Company (or any successor) other than for “Cause” (as defined below), upon execution of the Company’s standard Waiver and Release Agreement (i) you will be entitled to receive severance payments equal to six (6) months of salary at your then current base salary level, payable in accordance with the Company’s then applicable payroll practices and subject to all applicable federal, state and local withholding. Notwithstanding the foregoing, if during the six (6) month period following your termination you accept new employment, any remaining severance payments will be reduced to an amount equal to the difference between your base salary on the date of termination and your new base salary or if your new base salary is the same or greater than your new salary on the date of termination no further payments will be made. If your employment with the Company is terminated for any reason whatsoever, whether by you or the Company, the Company would not be liable for or obligated to pay you any stock or cash bonus compensation, incentive or otherwise, or any other compensation contemplated hereby not already paid or not already accrued as of the date of such termination, and no other benefits shall accrue or vest subsequent to such date.
For purposes of this Agreement, “Cause” shall mean any of the following: (i) commission by you of criminal conduct which involves moral turpitude; (ii) acts which constitute fraud or self-dealing by or on the part of you against the Company or any of its subsidiaries, including, without limitation, misappropriation or embezzlement; (iii) your willful engagement in conduct which is materially injurious to the Company or any of its subsidiaries; (iv) your gross misconduct in the performance of duties as an employee of the Company, including, without limitation, failure to obey lawful written instructions of the Board of Directors of the Company, any committee thereof or any executive officer of the Company or failure to correct any conduct which constitutes a breach of any written agreement between you and the Company or of any written policy promulgated by the Board of Directors of either the Company, any committee thereof or any executive officer of the Company, in either case after not less than ten days’ notice in writing to you of the Company’s intention to terminate you if such failure is not corrected within the specified period (or after such shorter notice period if the Company in good faith deems such shorter notice period to be necessary due to the possibility of material injury to the Company).
This letter agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. This agreement shall be construed in accordance with, and its interpretation shall otherwise be governed by, the laws of the State of New York, without giving effect to principles of conflicts of law.

Kindly signify your agreement to the foregoing by signing below and forward an executed copy to me for our files.
Sincerely,

BioScrip, Inc.

By: /s/ Barry Posner
Barry A. Posner, EVP and General Counsel
Agreed and Accepted
on this 16 day of March, 2009:
/s/ Brian Stiver
Brian Stiver